Exhibit 5.1

January 5, 2017

AT&T Inc.

One AT&T Plaza,

208 South Akard Street

Dallas, Texas 75202

Ladies and Gentlemen:

With reference to the registration statement (No. 333-214712) filed on Form S-4 (as amended or supplemented through the date hereof, the “Registration Statement”), which AT&T Inc., a Delaware corporation (“AT&T”), has filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), relating to the issuance of shares of common stock, par value $1.00 per share, of AT&T (“AT&T Shares”), to be issued to holders of common stock of Time Warner Inc., a Delaware corporation (“Time Warner”), par value $0.01 per share, pursuant to the Agreement and Plan of Merger, dated as of October 22, 2016, by and among Time Warner, AT&T, West Merger Sub, Inc., a Delaware corporation, and West Merger Sub II, LLC, a Delaware limited liability company (the “Merger Agreement”), I, as Associate General Counsel, have examined such corporate records, certificates and other documents, and such questions of law, as I have considered necessary or appropriate for the purpose of this opinion. Upon the basis of such examination, I am of the opinion that:

1.	AT&T has been duly incorporated and is validly existing and in good standing under the laws of the State of Delaware; and

2.	when (a) the Registration Statement has become effective under the Securities Act, (b) the stockholders of Time Warner have adopted the Merger Agreement, and (c) the AT&T Shares to be issued pursuant to the Merger Agreement (the “Issued Shares”) have been duly issued and delivered in connection with the Merger Agreement as contemplated by the Registration Statement, the Issued Shares will be validly issued, fully paid and nonassessable.

The foregoing opinion is limited to the federal laws of the United States and the General Corporation Law of the State of Delaware, and I am expressing no opinion as to the effect of the laws of any other jurisdiction.

I hereby consent to the filing of this opinion with the Securities and Exchange Commission in connection with the filing of the Registration Statement and the making of the statements with respect to me which are set forth under the caption “Validity of Common Stock” in the proxy statement/prospectus forming a part of the Registration Statement.

In giving this consent, I do not thereby admit that I am within the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations of the Securities and Exchange Commission.

Sincerely, /s/ Wayne A. Wirtz